May 18, 2012

RXi Pharmaceuticals Corporation

60 Prescott Street

Worcester, Massachusetts 01605

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-1 (the “Registration Statement”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of up to 138,941,780 shares of Common Stock, $0.0001 par value (the “Shares”), of RXi Pharmaceuticals Corporation, a Delaware corporation (the “Company”), which Shares may be sold by the selling stockholders named in the Registration Statement and which Shares are potentially issuable upon conversion of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) held by the selling stockholders. The currently outstanding Series A Preferred Stock was issued pursuant to a Securities Purchase Agreement dated as of September 24, 2011.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

For purposes of the opinion expressed below, and without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of the Shares upon conversion of the Series A Preferred Stock, the total number of issued and outstanding shares of the Company’s Common Stock, together with the total number of shares of the Company’s Common Stock reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any exercisable, exchangeable or convertible security, as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock under the Company’s Amended and Restated Certificate of Incorporation, as amended and then in effect.

Based on the foregoing, we are of the opinion that upon issuance and delivery of the Shares against payment therefor upon conversion of the Series A Preferred Stock in accordance with the terms therein, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP